Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-32437, 333-58181, 333-95863, 333-95855, 333-107403, 333-137982, and 333-144133 on Form S-8 of our reports dated April 29, 2008, relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s methods of accounting for uncertain tax positions, share-based compensation and defined benefit pension and other postretirement plans as discussed in Note 1 to the consolidated financial statements) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Apogee Enterprises, Inc. for the year ended March 1, 2008.

Deloitte & Touche LLP

Minneapolis, Minnesota

April 29, 2008